Offer of Employment

     Protalex, Inc., a Public Corporation ("Protalex" or "Company"), is please do offer you a position as a protein chemist to assist in the analysis and formulation of the Company's current drug and successor drug candidates.

     You shall be paid a monthly salary of five thousand dollars ($5,000.00) which equates to an annual salary of sixty thousand dollars ($60,000.00). Your start date will be approximately one month from acceptance of this offer (sooner if possible).

     Protalex also agrees to pay moving expenses of Dervan not to exceed five thousand dollars ($5,000.00) for relocation to Albuquerque, New Mexico.

     You will be granted 40,000 options to purchase Protalex stock at a price of $1.50 per share. These options will vest over a four-year period at the rate of 1/48 monthly. Vesting will begin immediately, but you must be employed for a period of one year to become eligible.

     Protalex agrees to pay for your moving expenses of up to five thousand dollars ($5,000) for relocation to Albuquerque, New Mexico. Additionally, Protalex will pay for all visa related expenses.

     Joe, we are excited with the prospect of your joining the Protalex team, and feel that you can make a significant contribution to our future success. We look forward to your arrival in New Mexico.

     This offer shall remain open until midnight, February 15th, 2003 and shall be accepted by your signature and return to Protalex at P. O. Box 30952, Albuquerque, New Mexico 87190 having been postmarked by that date.

Dated this 20th day of January, 2003.


Protalex, Inc.


By: Steven H. Kane
    -------------------------------
    Steven H. Kane, President & CEO


Accepted this 4th day of February, 2003 by

Joseph Dervan
----------------
Joseph Dervan
December 15,2002




Mr. Steven Kane
206 Lurgan Rd.
New Hope, PA 18938

RE:      Offer Letter

Dear Steven,

I am pleased to make the following offer to you. I look forward to discussing this offer and having you join Protalex at the earliest opportunity.

Position: President and Chief Executive officer. You will also have a seat as a member of the board of directors.

Starting Date:  The board would like you to begin no later than January 1, 2003.
     If you can begin sooner, that would be excellent

Reporting: You will report to the Chairman of the board of Directors, William M.
     Hitchcock.

Salary: A base salary will be $150,000 per year. You will be paid in stock at the rate of 8,334 shares per month, ([150,000 + 1.50] + 12 months). At the end of six months, the board will review your activities and determine whether you should become a permanent employee. After you have been made a permanent employee you will be paid in cash from that date forward.

Bonus: There will be two bonuses available to you in 2003. The first is a one-time payout of 1% of any dollars raised during 2003. This bonus will be paid upon closing of the financing round. The second bonus will consist of cash and additional options. This bonus will be paid to you in January of 2004, and be based upon the achievements of your corporate objectives to be determined by you and the Board of Directors. The intention of the compensation committee is to allow you to earn an additional $50,000 in cash and 25,000 in options that immediately vest.

Options: Protalex will provide you 863,242 options at a strike price of $1.50 per share. This represents 7% of the outstanding shares as of the date of this letter. Vesting will start on the first day of your employment. You must be an employee for 12 months in order to earn the first third of these options. The remaining options will vest monthly over three years starting December 16, 2003.

Relocation: At least initially, Protalex does not believe that it necessary for you to relocate to Albuquerque.

Expenses:  Protalex will pay all expenses  relating to the execution of your CEO
     Activities, plus an allowance for health care benefits.

Goals: Within six months of starting but no later than June, 2003, it is essential that you raise sufficient funds to allow Protalex to advance its development activities.

1. The board of directors would like you to complete the raising of $3 to $8 million dollars, in at least 2 placements. The actual amount will depend upon the current stock price and other factors.
2. The Company would also like you to identify a corporate partner interested in supporting the development activities of Protalex. Any funds associated with this corporate collaboration will be counted as part of the fund raising goal.
3.   Initiate the phase 1/2 safety and dose ranging study by Q1 2003.
4.   Initiate the phase 2/3 trial in RA by Q2 2004.


Issues: The board of directors  recognizes that both you and Protalex are taking a chance with this offer. Although have been successful in your professional career, this will be the first time you will hold the position of CEO and all the responsibilities that the position entails, including the raising of substantial equity dollars. You are joining a public company that is underfunded. There are numerous funding vehicles open to a public company that are not available to a private biotech company. Most importantly both parties believe that the Protalex technology and products have tremendous potential.

Timing:  This offer will remain open for two weeks.



Sincerely,


Thomas Stagnaro
Chairman, Protalex Compensation Committee

AGREED and ACCEPTED this ____ day of ___________ 2003


By:__________________________________
     Steven H. Kane





                            CONSENT ACTION BY WRITING
                               OF THE DIRECTORS OF
                                 PROTALEX, INC.

     WHEREAS the Bylaws of Protalex, Inc. a New Mexico corporation (the "Corporation") provide for a maximum of seven Directors and currently the Board consists of six Directors, and

     WHEREAS the Board has decided to fill the vacancy with G. Kirk Raab ("Raab") and Raab has agreed to serve on the Board under the terms and conditions set forth below,

     THEREFORE, the undersigned, constituting the Directors of Protalex, Inc., being the current directors hereby consent in writing and elect and appoint G. Kirk Raab as director without a meeting, pursuant to N.M.S.A. 1978, Section 53-11-43 (1967) and pursuant to Article III of the Corporate Bylaws, without a meeting,

     FURTHER, the undersigned, constituting the Directors of Protalex, Inc. elect and appoint G. Kirk Raab as Chairman of the Board of Directors,

     FURTHER, Raab shall be compensated at a rate of one hundred fifty thousand dollars ($150,000) a year which compensation may be deferred by the Board until appropriate funds are available or Raab may elect to take some or all of his compensation in stock options which will vest immediately. The first year strike price shall be one dollar and 50/100 ($1.50). The strike price for subsequent years shall be the closing price of the previous trading day just prior to the grant. The options shall have a term of ten (10) years from the date of grant,

     FURTHER, as a one time inducement for accepting the position as a director and chairman of the Board, Raab shall be issued a stock option granting him the right to purchase three and one-half percent (3.5%) of the issued and outstanding shares of Protalex, Inc. common stock existing upon completion of the current financing round expected to close in July or August, 2003 which option shall immediately vest one hundred thousand (100,000) options and the remaining options shall vest proportionately over forty eight (48) months from the date of the issue of the option. The option shall provide a strike price of one and 50/100 dollars ($1.50) per share and shall be exercisable for a period of ten (10) years from the date of grant.

         This Consent may be executed in counterparts and shall be effective for all purposes as of the 8th day of July, 2003.


William M. Hitchcock                        John E. Doherty
--------------------                        ---------------
William M. Hitchcock                        John E. Doherty

Thomas P. Stagnaro                          Steven H. Kane
------------------                          --------------
Thomas P. Stagnaro                          Steven H. Kane

Arthur D. Bankhurst                         Frank M. Daugherty
-------------------                         ------------------
Arthur D. Bankhurst                         Frank M. Dougherty


I accept the appointment of Director and Chairman of the Board:

G. Kirk Raab
------------
G. Kirk Raab